As filed with the Securities and Exchange Commission on August 28, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                            FIDELITY FEDERAL BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          INDIANA                                      35-1894432
-------------------------------          ------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

              18 N.W. Fourth Street, Evansville, Indiana 47706-1347 (Address, including zip code, and telephone number, including
          -------------------------------------------------------------
            area code, of registrant's principal executive offices)

Donald R. Neel, Executive Vice President,     Timothy M. Harden, Esq.
CFO and Treasurer                             John W. Tanselle, Esq.
Fidelity Federal Bancorp                      Krieg DeVault Alexander &
18 NW Fourth Street                           Capehart, LLP
PO Box 1347                                   One Indiana Square, Suite 2800
Evansville, Indiana  47706-1347               Indianapolis, Indiana  46204-2017
(812) 429-0921                                (317) 636-4341
(Name, address, including zip code,           (Copy to)
of agent for service)
--------------------------------------------------------------------------------

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================================
Title of each class of      Amount       Proposed maximum     Proposed maximum       Amount of
      securities            to be         offering price     aggregate offering    registration
   to be registered       registered         per unit               price               fee
------------------------------------------------------------------------------------------------
    Common Stock,
     no par value       550,000 shares        $3.80               $2,090,000          $522.50
================================================================================================

The proposed maximum offering price per share and in the aggregate is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and is based on $3.80, which was the average of the high and low price of the Company's Common Stock as reported by the NASDAQ SmallCap Market System on August 24, 2001.

              -----------------------------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to Completion, dated ______, 2001
Prospectus
                            Fidelity Federal Bancorp

                         550,000 shares of common stock

                                 $____ per share

                  --------------------------------------------


         We are distributing, together with this prospectus, subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on _____________, 2001, the record date. You will receive 1 subscription right, rounded down to the nearest whole number, for every 10.2 shares of our common stock that you own on the record date. Each subscription right will entitle you to purchase one share of our common stock at the subscription price of $____ per share. The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., Central time, on ____________, 2001.

         If you timely exercise all of your subscription rights, your ownership interest in Fidelity will not be diluted and you may be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price, subject to the limitations set forth in this prospectus. If you purchase stock in the rights offering, you will be able to purchase shares of our common stock without incurring broker's commissions.

         We are undertaking this rights offering to raise additional capital without paying underwriting commissions and expenses. Directors, executive officers and their affiliates, who own of record approximately 49.1% of our outstanding common stock and own beneficially ___% of our common stock as of the date of this prospectus, have committed to purchase ________ shares through the exercise of their subscription rights and over-subscription privileges, subject to the limitations set forth in this prospectus. If no other stockholders exercise their subscription rights, directors, executive officers and their affiliates will own of record in the aggregate ____% and beneficially ___% of our outstanding common stock. Accordingly, we expect to receive proceeds from the offering of at least approximately $745,000, before deducting expenses payable by us, and to issue at least ________ shares of common stock in the offering.

         We are not required to sell any minimum number of shares in order to complete the rights offering and will have immediate use of any funds received as payment for the shares purchased. We may cancel the rights offering at any time and will return all funds received without interest. If this occurs, there is no guarantee that we will have funds available to return to shareholders who have submitted payment for shares. In this event, we would expect to draw upon an existing line of credit to borrow funds for this purpose.

         Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding. The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.

         Shares of our common stock are currently listed for quotation on the Nasdaq SmallCap Market under the symbol "FFED." On ____________, 2001, the closing price of a share of our common stock on Nasdaq was $_____.

         See "Risk Factors" beginning on page 1 to read about factors you should consider before buying additional shares of our common stock.

                  --------------------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ______________, 2001

                                Table of Contents


Summary  ................................................................i
         Questions and Answers About Fidelity Federal Bancorp............i
         Questions and Answers About the Rights Offering...............iii

Risk Factors.............................................................1
         Risk Factors Relating to Our Common Stock.......................1
         Risks Related to the Rights Offering............................4

Special Note Regarding Forward-Looking Statements........................5

We are Subject to a Supervisory Agreement with the Office of
Thrift Supervision.......................................................6

Use of Proceeds..........................................................8

We Do Not Anticipate Paying Dividends....................................8

Price Range of Common Stock..............................................9

Capitalization..........................................................10

The Rights Offering.....................................................11

Material Federal Income Tax Considerations..............................18

Description of Capital Stock............................................19

Plan of Distribution....................................................20

Legal Matters...........................................................21

Experts  ...............................................................21

Where You Can Find More Information.....................................21


                  --------------------------------------------


         Fidelity has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy our common stock after the prospectus date.

         Until _______________, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

                               Prospectus Summary

This section answers in summary form some questions you may have about Fidelity Federal Bancorp and this rights offering and highlights some of the information in this prospectus. Because this section is a summary, it does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "Where You Can Find More Information."

              Questions and Answers About Fidelity Federal Bancorp

Q:   What is Fidelity Federal Bancorp?

A: Fidelity is a savings and loan holding company which owns all of the issued and outstanding stock of United Fidelity Bank, fsb, its federally-chartered savings bank subsidiary. United Fidelity Bank maintains four locations in Evansville, Indiana and one in Newburgh, Indiana and also participates in various real estate activities, including owning housing developments through its wholly-owned subsidiaries.

Q:   Where are we located?

A: Our principal executive offices are located at 18 NW Fourth Street, Evansville, Indiana 47708. Our telephone number is (812) 424-0921.

Q:   When were we formed?

A: We were incorporated under the laws of the State of Indiana in 1993. United Fidelity Bank was formed in 1914.

Q:   When did we last raise capital?

A: We last raised capital in June 2001. In that month, we closed our previous rights offering of our common stock to our shareholders. In that offering, we offered and sold 1,000,000 shares, and raised total proceeds, after expenses, of $____.

Q:   What recent financial or operational challenges face us?

A: In February 1999, United Fidelity Bank entered into a supervisory agreement with its regulator, the Office of Thrift Supervision, because of the then-deteriorating capital and financial condition of United Fidelity Bank and Fidelity. This deterioration was caused primarily by:

          o    dwindling cash reserves at Fidelity,
          o    low net interest margins,
          o    a high level of debt at Fidelity which required debt service,
          o    high non-interest expenses, and
          o a decline in the quality of United and Fidelity's multifamily housing loan and letter of credit portfolio.

     These factors caused significant losses and reductions of capital in 1998 and 1999. The majority of the multifamily housing portfolio consisted of letters of credit which backed bonds issued by governmental authorities. Some of these letters of credit were issued by Fidelity and had fixed expiration dates. If the bonds were not successfully re-sold at these maturity dates, Fidelity would have been required to fund the letters of credit. The total letters of credit significantly exceeded the amount of Fidelity's available cash, creating, when coupled with the inability of United Fidelity Bank to pay dividends, significant liquidity risk for Fidelity. The letters of credit issued by United Fidelity Bank were collateralized in favor of the Federal Home Loan Bank by mortgage loans originated by United Fidelity Bank. The use of these mortgage loans as collateral substantially reduced the ability of United Fidelity Bank to borrow funds from the Federal Home Loan Bank in the event a liquidity shortfall occurred at United.

     In January 2000, United Fidelity Bank and Fidelity adopted a plan to substantially reduce its expenses, reduce Fidelity's high level of debt outstanding, and increase its net interest margin. At that point, United Fidelity Bank had accumulated approximately 15% of its total assets in cash and cash equivalents, significantly improving its liquidity position. In May 2000, Fidelity raised $3 million by issuing one million shares of common stock to Pedcor Investments, a limited liability company, and changed top management of United Fidelity Bank. In addition to the cash received for shares, Pedcor also agreed to provide $1.5 million in operating deficit guarantees on a portion of Fidelity and United Fidelity Bank's multifamily housing portfolio, and to manage that portion of the portfolio, in exchange for 460,000 shares of Fidelity common stock. As a part of this transaction, Fidelity also changed the management of Village Housing Corporation, a subsidiary of United Fidelity that owns general partnership interests in a portion of the multifamily housing portfolio. Village Housing's new management has obtained commitments for and completed alternative sources of financing for a significant portion of the portfolio. This refinancing has reduced the level of classified assets and letters of credit for United Fidelity Bank and has lessened its level of liquidity and credit risk.

Q:   What are the provisions of the supervisory agreement with the OTS?

A: We describe the supervisory agreement in more detail at page __ under "We Are Subject to a Supervisory Agreement with the Office of Thrift Supervision". In general, the supervisory agreement imposes operating restrictions on United Fidelity Bank and restricts its ability to grow and pay dividends without prior approval of the OTS. United Fidelity believes that it currently is in substantial compliance with the supervisory agreement, including the capital targets established in its strategic plan.

                 Questions and Answers About the Rights Offering

Q:   What is a rights offering?

A: A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price of $____ per share and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership in Fidelity.

Q:   Why are we engaging in a rights offering?

A: We are undertaking this rights offering to raise additional capital, without paying underwriting commissions and expenses, for the purposes set forth under the following question entitled "What will we do with the proceeds of the rights offering?". Because United Fidelity Bank is restricted in its ability to pay dividends to us, we believe it is in our bests interests to raise additional capital. We determined that a rights offering was the best way to raise this capital because if you exercise your subscription privileges in full, your ownership interests in Fidelity will not be diluted, and you will be able to purchase shares of our common stock without incurring broker's commissions.

Q:   What will we do with the proceeds of the rights offering?

A:   We anticipate that we will use the proceeds to:

          o repay $750,000 on one of our lines of credit which we drew upon in connection with the refinancing of certain letters of credit;
          o refinance certain remaining letters of credit which we issued in connection with the financing of affordable housing developments; and
          o redeem at maturity the portion of our 9.25% junior subordinated notes which come due on January 31, 2002 and which are not extended by the holders of these notes.

     We may also use a portion of the proceeds to assist in the refinancing of the debt of the other affordable housing developments or for general corporate purposes. Although we expect to use the proceeds in the manner discussed above, we reserve the right to use the proceeds in any manner which we consider appropriate.

          Q:   What is a subscription right?

          A: We are distributing to you, at no charge, 1 subscription right, rounded down to the nearest whole number, for every 10.2 shares of common stock that you owned on ___________, 2001, the record date. Each subscription right entitles you to purchase one share of our common stock for $_____. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. Each right carries with it a basic subscription privilege and an over-subscription privilege. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

Q:   What is the basic subscription privilege?

A: The basic subscription privilege of each subscription right entitles you to purchase 1 share of our common stock at a subscription price of $____.

Q:   What is the over-subscription privilege?

A: We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $_____ per share. As described below, there are limitations on your over-subscription privilege.

Q:   What are the limitations on the over-subscription privilege?

A: We will issue up to 550,000 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 550,000 minus the number of shares purchased upon exercise of all basic subscription privileges. If the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges, the number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. In this situation, you will be entitled to purchase upon the exercise of your over-subscription privileges a number of shares equal to the product of:

          o the number of shares of our common stock owned by you on the close of business on ___________, 2001, divided by the total number of shares of our common stock owned by all shareholders exercising their over-subscription privileges on the close of business on ___________, 2001, and

          o the number of shares available for sale pursuant to the exercise of all over-subscription privileges, rounded down to the nearest whole number.

     For example, if we sell 500,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 50,000 shares available for purchase by individuals exercising over-subscription privileges. If individuals exercising over-subscription privileges subscribe for 50,000 or fewer shares by use of their over-subscription privileges, then all over-subscription privileges would be honored.

     If individuals exercising over-subscription privileges subscribe for more than 50,000 shares by use of their over-subscription privileges, then over-subscription privileges would be limited. For example, assume that individuals exercising over-subscription privileges subscribe for 100,000 shares by use of their over-subscription privileges, you own 10,000 shares of our common stock and shareholders who are exercising their over-subscription privileges own 100,000 shares. In this example, your over-subscription privilege would be equal to 5,000 shares. This was calculated by dividing the number of shares you own, or 10,000, by the total number of shares owned by all shareholders exercising their over-subscription privileges, or 100,000, and then multiplying this by the number of shares available for sale pursuant to the exercise of all over-subscription privileges, or 50,000.

     In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

Q:   How many shares may I purchase?

A: You will receive 1 subscription right, rounded down to the nearest whole number, for every 10.2 shares of common stock that you owned on ____________, 2001, the record date. We will not issue any fractional shares of common stock for the exercise of any rights. Each subscription right entitles you to purchase one share of common stock for $_____. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed shareholder rights agreement, you may exercise your over-subscription privilege by indicating the number of additional shares that you wish to purchase for $_____ per share. However, we may not be able to honor your over-subscription privilege for as many additional shares as you request on your shareholder rights agreement if the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

Q:   Must all holders of rights pay the subscription price in cash?

A: All shareholders granted rights who wish to participate in the rights offering must timely pay the subscription price by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights.

Q:   How did Fidelity arrive at the $_____ per share price?

A: The $____ per share price was determined by averaging the average of the last reported bid and ask prices of our common stock for the 5 trading days prior to ______________, which was the day before the record date, and deducting an amount equal to approximately 10% of such figure. We believe that this meets our objective of raising the maximum amount of net proceeds while providing you with an opportunity to make an additional investment in our common stock. In determining this price, our board of directors considered several factors, including the historic and current market price of the common stock, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. Because the price of shares in the rights offering is less than the exercise price per share for Fidelity's outstanding options, Fidelity will receive less for shares purchased in the rights offering by shareholders with options than it would have received if these shareholders had purchased shares from Fidelity by exercising their outstanding options at the higher exercise price. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

Q:   How and by what date must I exercise my subscription rights?

A: You must properly complete the attached shareholder rights agreement and deliver it to us before 5:00 p.m., Central time, on __________, 2001. Our address, for delivery purposes, is on page __. Your shareholder rights agreement must be accompanied by proper payment for each share that you wish to purchase.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

A: If you hold shares of Fidelity common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or nominee with the other rights offering materials.

Q: Has the Board of Directors made a recommendation regarding this rights offering?

A: Our Board of Directors does not make any recommendation to you about whether you should exercise any rights.

Q:   How long will the rights offering last?

A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Central time, on ______________, 2001, your subscription rights will expire.

Q:   After I exercise my subscription rights, can I change my mind?

A: No. Once you send in your shareholder rights agreement and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable, and we will have immediate use of the funds sent as payment. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $_____ per share.

Q:   Is exercising my subscription right risky?

A: The exercise or your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 1.

Q:   What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of shares of common stock in Fidelity even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, your relative percentage ownership of Fidelity will decrease, and your relative voting rights and economic interests will be diluted. Because our directors, executive officers, and their respective affiliates, which own of record in the aggregate approximately 49.1% and beneficially approximately ___% of our common stock, have agreed to exercise their respective basic subscription privileges and over-subscription privileges in the amount of $745,000, your percentage ownership in Fidelity will be reduced and your economic interest will be diluted if you do not exercise your basic subscription privileges.

Q:   Can I sell or give away my subscription rights?

A:   No. Subscription rights are not transferable.

Q:   Must I exercise any subscription rights?

A:   No.

Q: What are the federal income tax consequences of exercising my subscription rights?

A: The receipt and exercise of your subscription rights are nontaxable. You should review the tax opinion of our legal counsel, Krieg DeVault LLP, under the heading "Material Federal Income Tax Considerations," beginning on page __. You should seek specific tax advice from your personal tax advisor.

Q:   When will I receive my new shares?

A: If you purchase shares of common stock through the rights offering, you will receive shares as soon as practicable after ____________, 2001. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Q:   Can Fidelity cancel the rights offering?

A: Yes. Our board of directors may cancel the rights offering in their discretion at any time on or before _________, 2001. We don't expect to cancel the rights offering and are not aware of any facts or circumstances which would cause us to do so. We have reserved this right in the event we determine that facts of which we are currently unaware or future events would cause us to determine that the rights offering is not in the best interests of Fidelity. These reasons may include a material change in the price for our shares, or the institution or threat of litigation against us with respect to the rights offering.

Q: Will Fidelity return money received from shareholders if it cancels the rights offering?

A: If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest. However, there is no guarantee that we will have funds available to return to shareholders who have submitted payment for shares. In this event, we expect to draw upon an existing line of credit to borrow funds for this purpose.

Q:   How much money will Fidelity receive from the rights offering?

A: Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all 550,000 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $___________, before deducting expenses payable by us, estimated to be approximately $26,000. Since our directors, executive officers, and their respective affiliates, who currently own approximately ______% of our outstanding common stock, without giving effect to the shares that may be issued upon the exercise of outstanding warrants and stock options, have agreed to exercise their basic subscription privileges and over-subscription privileges in the amount of $745,000, we expect to issue at least _________ shares and to receive proceeds of at least $745,000 from the rights offering, before deducting expenses.

Q: How many shares of common stock will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. We expect to issue at least ________ shares to directors during this rights offering, and if we sell all of the shares offered by this prospectus, then we will issue 550,000 new shares of common stock. As a result, we expect to have between approximately___________ and 6,157,658 shares of common stock outstanding immediately after the rights offering.

     The following table sets forth certain information assuming all 550,000 shares are sold and that directors and their affiliates receive all ____________ shares for which they subscribe in the rights offering.


Shares          Percentage       Shares          Percentage        Aggregate     Aggregate      Aggregate      Net
Currently       Currently        Outstanding     Owned by          Proceeds      Expenses       Net            Proceeds per
Outstanding     Owned by         After the       Directors and                   Incurred       Proceeds       Share
                Directors and    Rights          their Affiliates
                their            Offering        After the
                Affiliates                       Rights
                                                 Offering
5,607,658       _________        6,157,658       __________        ________      _______        _________      ________

     The following table sets forth certain information assuming only the _____ shares for which directors and their affiliates have subscribed are sold in the rights offering.

Shares          Percentage       Shares          Percentage        Aggregate     Aggregate      Aggregate      Net
Currently       Currently        Outstanding     Owned by          Proceeds      Expenses       Net            Proceeds per
Outstanding     Owned by         After the       Directors and                   Incurred       Proceeds       Share
                Directors and    Rights          their Affiliates
                their            Offering        After the
                Affiliates                       Rights
                                                 Offering
------          --------         -------         --------          -------       -------        -------        -------

Q:   What if I have more questions?

A:   If you have more questions about the rights offering, please contact Mark
     A. Isaac, at (812) 424-0921.

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                                       ix

                                  Risk Factors

         You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deemed immaterial may also impair our business operations. If any of the following risks identified actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

                    Risk Factors Relating to Our Common Stock

The success of Fidelity, in part, is dependent upon United Fidelity Bank.

         Our financial condition and results of operations are dependent upon the successful operation of our savings bank subsidiary, United Fidelity Bank. We do not generate sufficient income to service our indebtedness and are dependent upon dividends, interest income and other fees and income paid to us by United Fidelity Bank. At the present time, United Fidelity Bank is subject to certain operating restrictions and cannot pay a dividend to us without approval of the Office of Thrift Supervision.

United Fidelity Bank is subject to the restrictions and conditions of a Supervisory Agreement with the Office of Thrift Supervision.

         United Fidelity Bank entered into a Supervisory Agreement with the OTS on February 3, 1999, which requires it to take certain actions and restricts certain of its operations, including its ability to pay dividends. If United Fidelity is unable to comply with the terms and conditions of the Supervisory Agreement, the OTS could take additional regulatory action, including the issuance of a cease and desist order requiring further corrective action. Such corrective action could include, among other things, increasing the allowance for loan and lease losses or valuation allowance for letters of credit, obtaining additional or new management, and further restrictions on dividends. Because we are dependent upon United Fidelity Bank for our income, this could negatively impact the price of our stock and prohibit the payment of future dividends.

We do not expect to pay cash dividends on our common stock.

         We have not paid any cash dividends on our common stock since July 6, 1998 and do not anticipate paying cash dividends in the foreseeable future, since we are dependent upon United Fidelity Bank for funds for dividends and, under the terms of the Supervisory Agreement, United Fidelity cannot pay a dividend to us without approval of the OTS. For the foreseeable future, we anticipate that United Fidelity Bank will retain any earnings which it generates or, subject to OTS approval, pay a portion of these earnings to us in order for us to service our existing debt.

We may need additional funds for debt service, which could result in dilution of your ownership position or result in additional interest expense.

         We may need additional funds for servicing our debt because United Fidelity Bank is restricted from paying dividends without prior approval of the OTS. As of June 30, 2001 we had $995,000 in available cash for debt service and other needs. Debt service for calendar year 2001, net of subordinated debt interest payments due to us from United Fidelity Bank, is expected to be approximately $2.1 million, and debt service for calendar year 2002, net of subordinate debt interest payments due to us from United Fidelity Bank is expected to be approximately $_____ million. The OTS has not permitted United Fidelity Bank to pay us dividends under the terms of the Supervisory Agreement. The OTS may agree to allow the payment of dividends from United Fidelity Bank to us to assist in debt service, although it has no obligation to do so and we can not and do not offer any assurances that the OTS will do so. Also, the OTS could, if it considers necessary for the safety and soundness of United Fidelity Bank, prohibit the payment of dividends to us in the future. If we raise additional capital through the sale of additional shares of stock other than in this rights offering, your ownership interest in us may be diluted. In addition, if we obtain funds through the issuance of additional debt, our earnings may be negatively impacted as a result of the additional interest expense, which could have an adverse effect on the price of our stock.

We must achieve sufficient earnings in order to realize our $7.2 million deferred income tax receivable.

We currently have a deferred income tax receivable of approximately $7.2 million. In order to be able to utilize this asset within the federal and state carryforward periods, we must execute our current business plan and achieve sufficient annual earnings. If we are unable to achieve a sufficient level of net income, we may need to establish a valuation allowance for this deferred tax asset. This allowance would be the estimate of future expirations of existing federal and state tax carryforwards. Such an allowance would reduce the receivable and increase our expenses, thus reducing our earnings.

Our accomplishments are largely dependent upon the skill and experience of our senior management team.

         The success of our business will depend upon the services of our senior management team. Our business may suffer if we lose the services of any of these individuals, including Bruce A. Cordingley and Donald R. Neel. We have entered into a 3 year contract employment agreement with Mr. Neel, which expires on May 19, 2003, subject to renewal. Mr. Cordingley's role with Fidelity is not full time. He receives board fees, but he has no employment agreement with us, does not receive a salary, and has substantial business interests other than Fidelity. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified market. On September 29, 2000 we announced that M. Brian Davis would cease to serve as our president and CEO. The Executive Committee of the Board is currently functioning as interim CEO until a permanent replacement is appointed, which we anticipate will occur by the fourth quarter of 2001. Because the main activity of Fidelity is to own the stock of United Fidelity Bank, we do not believe that the timing of this should adversely impact us.

Anti-takeover provisions in our charter documents may delay or prevent a takeover of Fidelity, which could prohibit you from receiving a price for your shares at a premium to current market price.

         Certain provisions of our charter documents may make it more difficult for a third party to acquire control of us, even on terms that a stockholder might consider favorable. Our amended and restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us because the preferred stock could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of our common stock. Our board of directors does not currently have any intent to issue shares of preferred stock. Because of the existence of these provisions, you may not receive an acquisition offer for your shares, which typically is at a premium price to current market price, since third parties may be less inclined to make an offer to acquire control of us.

The existence of controlling shareholders may limit your ability to influence the outcome of matters requiring stockholder approval, could discourage potential acquisitions of our business by third parties, and could impact the price of our shares.

         Bruce A. Cordingley, who is a director of Fidelity, and entities and individuals affiliated with him own of record or control 41.5% and beneficially own ___% of our issued and outstanding shares of common stock. He and his affiliates have agreed to purchase at least $____________ worth of our common stock in the rights offering if such shares are available. Our remaining directors, together with their respective affiliates, own of record approximately 7.6% and beneficially ___% of our outstanding common stock and have agreed to purchase at least $_________ worth of our common stock in the rights offering if such shares are available. As a result, unless all shareholders exercise their basic subscription privileges, which we believe is highly unlikely, Mr. Cordingley and his affiliates, and the remaining directors, will increase their respective ownership interests in Fidelity as a result of this rights offering. If no other shareholders exercise their subscription rights, Mr. Cordingley and his affiliates and the remaining directors will in the aggregate own of record approximately ____% and beneficially __% of our outstanding common stock.

         Although we are not aware of any arrangement or understanding, contractual or otherwise, that obligates our directors to act in concert with respect to Fidelity, the level of stock ownership held by the directors may allow them to elect all of their designees to the board of directors and to control the outcome of virtually all matters submitted for a vote of our shareholders. Either the equity interests of Mr. Cordingley and his affiliates, or the combined equity interests of all of the directors in Fidelity, could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Fidelity, even on terms that a stockholder might consider favorable. This in turn could harm the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

         In addition, sales of a substantial amount of our common stock in the public market, by our principal shareholders or otherwise, or the perception that these sales may occur, could materially adversely affect the market price of our common stock and impair our ability to raise funds in additional stock offerings.

The existence of outstanding options could discourage potential acquisitions of our business by third parties and could impact the price of our shares.

         In May 2000 our shareholders approved a stock purchase agreement between us and affiliates of Mr. Cordingley. Under the terms of the stock purchase agreement, Mr. Cordingley and his affiliates have an option to purchase from us up to $5 million worth of additional shares of common stock through May 19, 2003. Mr. Cordingley and his affiliates must pay the "fair market value" of the shares, as defined in the Stock Purchase Agreement. In addition, there currently are options outstanding to directors and employees for __________ shares.

         The existence of these options could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Fidelity, even on terms that a stockholder might consider favorable. This in turn could harm the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock. Because our common stock has no pre-emptive rights, this would also dilute your ownership position.

We compete with many larger financial institutions that have far greater financial resources than we have.

         We encounter strong competition from other financial institutions operating in our market and elsewhere. We compete with other competitors which are larger than us and have greater financial and personnel resources than we have. Because of this competition, we may have to pay higher rates of interest to attract deposits. In addition, because of our smaller size, the amount we can loan to one borrower is less than that for most of our competitors. This may impact our ability to seek relationships with larger businesses in our market area. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for us to compete effectively with large national and super-regional banking institutions.

United Fidelity Bank's consumer loan concentration increases the risk of defaults by our borrowers, which may result in increased expenses and the need for additional capital.

         United Fidelity Bank makes various types of loans. Currently, approximately 29% of our assets are comprised of consumer loans. These types of loans are more risky than residential mortgage lending because of the impact on these types of loans of unemployment rates and the general economy. For example, delinquencies are typically low on these types of loans when unemployment rates are low, and increase when unemployment rates increase. Because of this, the OTS may require United Fidelity Bank to maintain a higher level of capital than a similarly sized institution with a smaller exposure to this type of loan.

                      Risks Related to the Rights Offering

If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our common stock.

         This rights offering is designed to enable Fidelity to raise capital while allowing all shareholders on the record date to maintain their relative proportionate voting and economic interests. Mr. Cordingley and his affiliates, and our remaining directors and their respective affiliates, have agreed to purchase, if available, at least $650,000 worth of stock in the rights offering pursuant to the exercise their respective basic subscription privileges and over-subscription privileges and if available may purchase more. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted. If no shareholders other than Mr. Cordingley and his affiliates and the remaining directors and their affiliates exercise their basic subscription privileges, Mr. Cordingley and his affiliates' record ownership interest in Fidelity will increase to approximately ____% from approximately ____%, and beneficial ownership will increase to approximately __% from __%; the record ownership interest of the remaining directors and their respective affiliates in Fidelity will increase to approximately ____% from approximately ____%, and beneficial ownership will increase to approximately __% from __%; and the record ownership interest of the remaining shareholders, who currently own in the aggregate approximately ____% of our common stock, will decrease to approximately ____%, without giving effect to the shares that may be issued upon the exercise of outstanding warrants and stock options.

The price of our common stock may decline before or after the subscription rights expire.

         We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered pursuant to the exercise of rights.

Once you exercise your subscription rights, you may not revoke the exercise.

         Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased.

The subscription price is not an indication of the value of Fidelity, and you may be unable to sell shares purchased in the rights offering at a price equal to or greater than $____.

         We cannot assure you that the market price of the common stock will not decline during or after the rights offering or that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $____ per share. The subscription price was set by our board of directors after considering a variety of factors. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, earnings, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the present or future value of Fidelity. Our board of directors has established the subscription price at $___ to encourage all shareholders to exercise their subscription rights and thereby raise capital without diluting the interests of current shareholders.

                Special Note Regarding Forward-Looking Statements

         Some of the information in this prospectus, including the above risk factors section, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for wards such as "may," "will," "should," "expects," "plans," "anticipates,""believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors"and elsewhere in this prospectus that could cause actual results to differ materially from those contemplated in such forward-looking statements.

         We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. These statements are representative only on the date hereof.

         The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

 We Are Subject to a Supervisory Agreement with the Office of Thrift Supervision

         United Fidelity Bank entered into a supervisory agreement with the OTS on February 3, 1999. The supervisory agreement currently requires United Fidelity Bank to:

          o reduce its level of classified assets and letters of credit to core capital and allowance for loan and lease losses to 50% or less;

          o    refrain from making any commercial loans without OTS approval;

          o    refrain from engaging in any "sub prime" lending activity;

          o not increase the size of the consumer loan portfolio in excess of 30% of United Fidelity's assets;

          o    refrain from paying dividends without OTS approval;

          o    adopt a strategic plan including:

               oo   capital targets, which United Fidelity set at 8.1% for
                    tangible, leverage and core capital ratios and 13.75% for
                    total risk-based capital;
               oo establishment of concentration limits for all assets; and oo development of a plan to reduce its concentration of high risk assets.

          o refrain from making additional investments in equity securities or real estate for development without OTS approval;

          o    develop a plan to divest real estate held for development;

          o develop a plan to reduce employee turnover and obtain OTS approval before hiring any additional or replacing any directors or senior executive officers;

          o develop a conflicts of interests policy and refrain from engaging in any transaction with or distribution of funds to Fidelity or its subsidiaries or selling any assets to an affiliate without OTS approval;

          o develop a plan to increase liquidity and manage liquidity and cash flow;

          o refrain from increasing the level of executive compensation in excess of the greater of $5,000 or the annual cost of living;

          o not increase its assets in excess of net interest credited on its deposit liabilities without OTS approval;

          o not engage in new activities not included in its strategic plan without OTS approval;

          o maintain a fully-staffed and functioning internal audit department and internal loan review process;

          o adopt a policy to administer the general partnerships held by the subsidiaries of United Fidelity; and

          o    adopt a policy to administer its mortgage brokerage activities.

         United Fidelity believes that it currently is in substantial compliance with all provisions of the supervisory agreement. At June 30, 2001 United Fidelity currently was in compliance with all provisions of the supervisory agreement, except for the targeted capital levels set forth in United Fidelity's strategic plan. These target capital levels were established for the period ending December 31, 2001 and United Fidelity anticipates that it will be in compliance with this requirement at that time.

                                 Use of Proceeds

         Our net proceeds from the rights offering will depend upon the number of shares that are purchased. If we sell all 550,000 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $_________ million, before deducting expenses payable by us, estimated to be approximately $26,000. Since our directors, executive officers, and their affiliates, who currently own approximately 49.1% of our outstanding shares of common stock, without giving effect to the shares that may be issued upon the exercise of outstanding warrants and stock options, have agreed to exercise their basic subscription privileges and over-subscription privileges in the aggregate amount of $745,000, we expect to issue at least ___________ shares and to receive proceeds of at least $___________ from the rights offering, before deducting expenses.

         We expect to use the proceeds to:

          o    repay $750,000 on one of our lines of credit which we drew upon in connection with refinancing certain letters of credit;
          o    refinance certain remaining letters of credit which we issued in connection with the financing of affordable housing developments; and
          o redeem at maturity the portion of our 9.25% junior subordinated notes which come due on January31, 2002 and which are not extended by the holders of these notes.

         The interest rate on the line of credit which will be repaid is 7.75% and the line matures on September 30, 2001. This line of credit is being renegotiated to be extended to ________.

         We may also use a portion of the net proceeds to assist in the refinancing of debt of the affordable housing developments. None of the proceeds are expected to be used to increase the capital of United Fidelity Bank.

         Although we expect to use the net proceeds in the manner discussed above, we reserve the right to use the net proceeds in any manner which we consider appropriate.


                      We Do Not Anticipate Paying Dividends

         We have not paid any cash dividends on our common stock since July 6, 1998 and do not anticipate paying cash dividends in the foreseeable future, since we are dependent upon United Fidelity Bank for funds for dividends and, under the terms of the supervisory agreement, United Fidelity cannot pay a dividend to us without approval of the OTS. For the foreseeable future, we anticipate that United Fidelity Bank will retain any earnings which it generates or, subject to OTS approval, pay a portion of these earnings to us in order for us to service our existing debt. The declaration and payment in the future of any cash dividends will be at the discretion of our board of directors and will depend upon the receipt of dividends from United Fidelity Bank, earnings, capital requirements and financial position of Fidelity, general economic conditions and other pertinent factors.

                           Price Range of Common Stock



         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "FFED". The following table sets forth the reported high and low bid prices of our common stock for the periods indicated:


                1999
                ----          High            Low
                          -------------   ------------
First Quarter             $   4           $   2   1/2
Second Quarter                3  7/8          2   3/4
Third Quarter                 3  1/16         2   5/8
Fourth Quarter                2  7/8          1   1/4

                2000
                ----
First Quarter             $   3  5/16     $   1  1/4
Second Quarter                2  7/8          1  3/4
Third Quarter                 2  5/8          2
Fourth Quarter                2  1/8          1  1/4

                2001
                ----
First Quarter             $   1.31        $   1.81
Second Quarter                1.50            1.75

         The closing price of our common stock was $____ on _______________, 2001. We urge you to obtain a current stock quote for our common stock.

                                 Capitalization



         The following table shows our capitalization as of June 30, 2001. The table also shows our capitalization as adjusted for the completion of the rights offering at the subscription price of $____ per share and assuming that all subscription rights are exercised.

                                                                         June 30, 2001
                                                              -----------------------------------
                                                                  Actual            As Adjusted
                                                              ---------------     ---------------
                                                                    (dollars in thousands)
Borrowings
Notes payable, secured by specified                                    $2,456
multifamily mortgages
Note Payable, secured by United stock                                   1,500
Junior subordinated notes, unsecured                                    1,657
Senior subordinated notes, unsecured                                    7,000
Line of credit                                                            750
Federal Home Loan Bank advances
and other borrowings                                                    9,877
                                                              ---------------     ---------------
Total Borrowings                                                       23,240

Shareholders' Equity
Common Stock                                                            4,607
Stock Warrants                                                             11
Common stock subscribed                                                 1,000
Additional paid-in capital                                             14,184
Retained earnings                                                     (8,914)
Accumulated other comprehensive loss                                    (128)
                                                              ---------------     ---------------
                           Total shareholders' equity                  10,760
                                                              ---------------     ---------------

                                    Total capitalization     $         34,000
                                                              ===============     ===============

                               The Rights Offering

         Before exercising any subscription rights, you should read carefully the information set forth under "Risk Factors.

What is a Subscription Right?

         We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on ______________, 2001, the record date, at no cost to the shareholders. We will give you 1 subscription right, rounded down to the nearest whole number, for every 10.2 shares of common stock that you owned on the record date. Each subscription right will entitle you to purchase one share of common stock for $____. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Central time, on ____________, 2001. After that date, the subscription rights will expire and will no longer be exercisable.

What is the Basic Subscription Privilege?

         Each subscription right will entitle you to receive, upon payment of $____, 1 share of common stock. You will receive the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after ____________, 2001, whether you exercise your subscription rights immediately prior to that date or earlier. You are not required to exercise any or all of your rights unless you wish to purchase shares under your over-subscription privilege described below, in which case you must exercise all of your rights.

What is the Over-Subscription Privilege?

         Subject to the limitations described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your shareholder rights agreement.

         You may not be able to purchase as many additional shares as you requested on your shareholder rights agreement if the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges. If this occurs, we will reallocate the number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege on a pro rata basis with other shareholders exercising their over-subscription privileges. In this situation, your over-subscription privilege will entitle you to purchase a number of shares equal to the product of:

         o the number of shares of our common stock owned by you on the close of business on __________, 2001, divided by the total number of shares of our common stock owned by all shareholders exercising their over-subscription privileges on the close of business on ______________, 2001, and

         o the number of shares available for sale pursuant to the exercise of all over-subscription privileges, rounded down to the nearest whole number.

         If this results in a number of shares greater than the number of shares you requested, you will receive only the number of shares that you requested, and the excess will be reallocated one or more times among those shareholders whose subscriptions are not fully satisfied on the same principle, until all available shares have been allocated or all exercises of over-subscription privileges are satisfied.

How Do I Exercise My Over-Subscription Privilege?

         When you send in your shareholder rights agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege. If the number of additional shares you are eligible to purchase exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares will be divided among other shareholders exercising their over-subscription privileges. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

         To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of Fidelity common stock you own individually and for shares of Fidelity common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

         When you complete the portion of the shareholder rights agreement to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of Fidelity common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

         If you own your shares of Fidelity common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us:

          o the number of shares held on _______________, 2001, the record date, on your behalf;

          o the number of rights you exercised under your basic subscription privilege;

          o that your entire basic subscription privilege held in the same capacity has been exercised in full; and

          o the number of shares of Fidelity common stock you subscribed for pursuant to the over-subscription privilege.

         Your nominee holder must also disclose to us certain other information received from you.

         If you exercised your over-subscription privilege and are allocated less than all of the shares of Fidelity common stock for which you wished to subscribe, the excess funds you paid for shares of Fidelity common stock that are not allocated to you will be returned in full by mail, without interest or deduction, as soon as practicable after the expiration date of the rights.

How Much Will Directors and Management Purchase?

         Mr. Cordingley and his affiliates, and the other directors of Fidelity and their respective affiliates, who currently own of record approximately 41.5% and 7.6%, respectively, and beneficially own approximately __% and __%, respectively, of our outstanding shares of common stock, have agreed to exercise their basic subscription privileges and over-subscription privileges in the amount of at least $745,000. As a result, we expect that at least _____________ of the _______ shares offered in this rights offering will be subscribed for.

We Are Making No Recommendation to Rights Holders.

         Neither Fidelity nor its Board of Directors is making any recommendations to you as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

How Long Do I Have to Exercise My Rights?

         The rights will expire at 5:00 p.m., Central time, on _______________, 2001. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if we receive your shareholder rights agreement or your payment after that time, regardless of when you sent the shareholder rights agreement and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Fidelity Has Reserved the Right to Withdraw or Cancel the Rights Offering.

         Our board of directors may withdraw the rights offering in its sole discretion at any time prior to or on ______________, 2001. We don't expect to withdraw the rights offering. We reserved the right to do so in the event we later determine that facts of which we are currently unaware or future events would cause us to believe that the rights offering is not in the best interests of Fidelity. These reasons may include a material change in the price for our shares or the institution or threat of litigation against us with respect to the rights offering. We currently are not aware of any facts or circumstances which would cause us to withdraw the rights offering.

         If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest. Because we will have immediate use of funds received in the rights offering, if we withdraw the rights offering there is no guarantee that we will have funds available to return to shareholders who have submitted payment for shares. In the event that we would have no funds available to return to shareholders, we expect to draw upon an existing line of credit to obtain the funds for this purpose.

How Did Fidelity Determine the Subscription Price?

         We computed the price at which a share of stock could be purchased in the rights offering by averaging the average of the last reported bid and ask prices of our common stock for the 5 trading days prior to ______________, which was the day before the record date, and deducting an amount equal to approximately 10% of such figure. Our board of directors chose the $_____ per share subscription price after considering a variety of factors, including the following:

         o         the historic and current market price of the common stock;
         o         our need for capital;
         o         alternatives available to us for raising capital;
         o         the amount of proceeds desired; and
         o         the book value of our stock.

         We have neither sought, nor obtained, any valuation opinion from outside financial advisors or investment bankers.

         The $___________ per share subscription price should not be considered an indication of the actual value of Fidelity or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $__________ per share. We urge you to obtain a current quote for our common stock before exercising your rights. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "FFED".

Are the Subscription Privilege and Over-Subscription Privilege Transferable?

         Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise these subscription rights.

How Do I Exercise My Subscription Privileges?

         You may exercise your subscription privileges by delivering to us on or prior to ____, 2001:

          o A properly completed and duly executed shareholder rights agreement;
          o    Any required signature guarantees; and
          o Payment in full of $_______ per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privileges.

         You should deliver your shareholder rights agreement and payment to us at the address shown on page __. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

How Can I Pay for the Shares I Purchase?

         Payment for the shares must be made in United States dollars. We will consider payment to have been received only upon:

          o actual receipt of any certified check or cashier's check drawn upon a U.S. bank or of any postal, telegraphic or express money order payable to the order of Fidelity Federal Bancorp;
          o    actual receipt of any funds transferred by wire transfer; or
          o actual receipt of any funds through an alternative payment method which we may approve.

Payment for basic subscription privileges and over-subscription privileges may be effected through wire transfer as follows:

                  Wire to:          Federal Home Loan Bank of Indianapolis
                  ABA#:             074 001 019
                  Further Credit:   United Fidelity Bank, fsb
                  Account #:        8166-9994
                  Further Credit:   Fidelity Federal Bancorp - Rights Offering
                  Account #:        0-01-45004609

When Do I Need to Obtain a Signature Guarantee?

         Signatures on the shareholder rights agreement do not need to be guaranteed if either the shareholder rights agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the shareholder rights agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the shareholder rights agreement must be guaranteed by a commercial bank, broker, dealer, credit union, national securities exchange or savings association.

Notice to Nominee Holders.

         If you are a broker, a trustee or a depositary for securities who holds shares of Fidelity common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate shareholder rights agreements and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to us with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of Fidelity common stock on the record date, so long as the nominee submits the appropriate shareholder rights agreements and certifications and proper payment to the Subscription Agent.

How Do I Exercise My Rights if I Am a Beneficial Owner but not a Record Holder?

         If you are a beneficial owner of shares of Fidelity common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

What if There Are Ambiguities in the Exercise of Subscription Rights?

         If you do not specify the number of subscription rights being exercised on your shareholder rights agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that we receive from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your shareholder rights agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

          (1) to subscribe for the number of shares, if any, that you indicated on the shareholder rights agreement that you wished to purchase through your basic subscription privilege, until your basic subscription privilege has been fully exercised; and

          (2) to subscribe for additional shares of common stock pursuant to the over-subscription privilege, subject to any applicable limitation.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation.

         We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

State and Foreign Securities Laws.

         The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

Our Decision Is Binding on You.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will be under no duty to notify you of any defect or irregularity in connection with the submission of a shareholder rights agreement or incur any liability for failure to give such notification.

You May Not Revoke the Exercise of a Subscription Right.

         After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

Shares of Common Stock Outstanding after the Rights Offering.

         Assuming we issue all of the shares of common stock offered in the rights offering, approximately ____________ shares of common stock will be issued and outstanding. This would represent a ____% increase in the number of outstanding shares of common stock. If you do not exercise your basic subscription rights, the percentage of common stock that you hold will decrease if shares are purchased by other shareholders in the rights offering.

Fees and Expenses.

         You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. We will not pay such expenses.

If You Have Questions.

         If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or forms for use in connection with the rights offering, you should contact Deb Fritz, Assistant Vice President, Shareholder Relations, of Fidelity, at:

                  Fidelity Federal Bancorp
                  18 NW Fourth Street, PO Box 1347
                  Evansville, Indiana 47706-1347
                  Telephone:        (812) 424-0921, extension 2226
                                    (800) 280-8280, extension 2226

         Important: Please carefully read the instructions accompanying the shareholder rights agreement and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your shareholder rights agreement, and you bear the risks associated with such delivery. If you choose to deliver your shareholder rights agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to us prior to _____, 2001.

                   Material Federal Income Tax Considerations

         The following discussion is the opinion of our tax counsel, Krieg DeVault Alexander & Capehart, LLP ("Krieg DeVault"), as to the application of existing material federal income tax law to the facts as presented in this prospectus relating to the rights offering. Krieg DeVault's opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative rulings and practice, all of which are subject to change at any time, possibly with retroactive effect. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion.

         This discussion may not address federal income tax consequences applicable to shareholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold Fidelity common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws.

         You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Shareholders

         The receipt and exercise of the subscription rights distributed pursuant to the rights offering is nontaxable to the shareholders.

         Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

         Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

         If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

          If you allow a subscription right to expire, it will be treated as having no tax basis.

         Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

         Expiration of Subscription Rights. You will not recognize any loss upon the expiration or lapse of a subscription right.

         Exercise of Subscription Rights. You will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Sale or Exchange of Shares Acquired Upon Exercise of Subscription Rights

         If you sell or exchange shares of Fidelity common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than 12 months will generally be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 20%.

Taxation of Fidelity

         Fidelity will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                          Description of Capital Stock

         The following is a summary of the terms of our capital stock and highlights some of the provisions of our amended and restated certificate of incorporation and bylaws. Since we are only providing a general summary of certain terms of our amended and restated certificate of incorporation and bylaws, you should only rely on the actual provisions of the amended and restated certificate of incorporation or the bylaws. If you would like to read the certificate of incorporation or bylaws, they are on file with the Securities and Exchange Commission.

Authorized and Outstanding Capital Stock

         Our authorized capital stock consists of 15,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock. As of ___________________, 2001, there were 5,607,658 shares of common stock outstanding and approximately ___ beneficial holders of common stock of record. All outstanding shares of common stock are fully paid and non-assessable. We have two issues of outstanding warrants to purchase 18,282 and 9,471 shares of our common stock at a price of $6.22 and $8.93 per share, respectively. The warrants expire on April 30, 2004 and January 31, 2005, respectively. The warrants may be exercised in whole or in part at any time prior to expiration. Fidelity has reserved 27,753 shares of common stock for the possible exercise of these warrants. None of the warrants have been exercised as of _________________. As of ______________, we also had outstanding, under our stock option plans, options to purchase 260,936 shares of our common stock. All of the options have an exercise price in excess of $2.88 per share. We have reserved _________ shares of common stock for the possible exercise of options under these option plans.

Common Stock

         The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share for the election of directors and other corporate matters. Such holders are not entitled to vote cumulatively for the election of directors. In the event of liquidation, dissolution or winding up of Fidelity, holders of common stock would be entitled to share ratably in all of our assets available for distribution to the holders of common stock. The common stock carries no preemptive rights. All outstanding shares of common stock are, and the shares of common stock to be sold by Fidelity in the rights offering when issued will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

         Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of preferred stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. The issuance of preferred stock could have the effect of delaying or preventing a change in control of Fidelity. Your rights as a holder of our common stock may be affected by any preferred stock that we may issue. Our board of directors has no present plans to issue any preferred stock.

Transfer Agent

         We act as our own transfer agent for the common stock.

                              Plan of Distribution

         On or about ________________, 2001, we will distribute the subscription rights, shareholder rights agreements and copies of this prospectus to individuals who owned shares of common stock on _____________, 2001. We have not employed any brokers, dealers or underwriters in connection with the rights offering and will not pay any underwriting commissions, fees or discounts in connection with the rights offering. Certain of our directors or officers may assist in the rights offering. These individuals will not receive any commissions or compensation other than their normal directors' fees or employment compensation and will not register with the Securities and Exchange Commission as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.

         If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the shareholder rights agreement and return it with payment for the shares, to us, at the address below. If you have any questions, you should contact Deb Fritz, Assistant Vice President, Shareholder Relations, of Fidelity at:

                  Fidelity Federal Bancorp
                  18 NW Fourth Street, PO Box 1347
                  Evansville, Indiana 47706-1347
                  Telephone:  (812) 424-0921, extension 2226
                              (800) 280-8280, extension 2226

                                  Legal Matters

         The validity of the shares of common stock offered by this prospectus and the tax matters discussed under "Material Federal Income Tax Considerations" has been passed upon for us by Krieg DeVault Alexander & Capehart, LLP, Indianapolis, Indiana.

                                     Experts

         BKD LLP (formerly known as Olive LLP), independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the report of BKD LLP (formerly known as Olive LLP), given on their authority as experts in accounting and auditing.

                       Where You Can Find More Information

         We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the rights offering is completed:

          o our annual report on Form 10-K for the fiscal year ended December 31, 2000;
          o our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001; o our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001; and
          o our definitive proxy statement filed March 29, 2001 in connection with our 2001 annual shareholder meeting.

Our SEC file number is 0-22880.

         This prospectus is part of a registration statement on form S-3 we have filed with the SEC relating to the securities that we are offering under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the new notes. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

This document incorporates by reference important business, financial and other information about us that is not included in or delivered with this document. Documents incorporated by reference and any other copies of our filings with the SEC are available from us upon written or oral request and without charge to each person, including any beneficial owner, to whom a prospectus is delivered, excluding all exhibits unless specifically incorporated by reference as exhibits in this document.

         Written and telephone requests for any of these documents should be directed to us as indicated below:

                            Fidelity Federal Bancorp
                               18 NW Fourth Street
                                  P.O. Box 1347
                         Evansville, Indiana 47706-1347
                      Attn.: Mark A. Isaac, Vice President
                            Telephone: (812) 424-0921

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
--------  -------------------------------------------

         The following are actual or estimated expenses incurred or to be incurred by the Company in connection with this offering:


                           Fees                           Amount (in $)
                           ----                           -------------

Filing Fee                                                   551.76
Printing Expenses                                            2,000*
Legal Fees, Blue Sky Fees and Expenses                      20,000*
Accounting Fees and Expenses                                 3,000*
Miscellaneous Expenses                                         500*
                          Total                          26,051.76*

*Estimated.

Item 15.  Indemnification of Directors and Officers.
-------   -----------------------------------------

         The Company's Articles of Incorporation provide that the Company will indemnify any person who is or was a director or officer of the Company or of any other corporation for which such director or officer is or was serving in any capacity at the request of the Company against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director or officer is wholly successful or acted in good faith in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of the Company or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. A director or officer of the Company is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings in which such director or officer has been wholly successful. In all other cases, such director or officer, shall be entitled to indemnification as a matter of right unless (i) the director or officer has breached or failed to perform the person's duties in compliance with the standard of conduct set forth above and (ii) such breach of failure to perform constituted willful misconduct or recklessness as determined by the Board of Directors of the Company, a committee of the Board of Directors, independent legal counsel, or a committee of disinterested persons selected by the Board of Directors. The foregoing is a summary of detailed provisions for indemnification found at Article VI, Section 2 of the Articles of Incorporation of the Company which are incorporated by reference into this Registration Statement as Exhibit 4.1.

Item 16.  Exhibits.        The following exhibits are filed as part of this
-------   --------         Registration Statement:


Exhibit Number                         Exhibit
--------------                         -------

     3.1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K for the year ended June 30, 1995) and Articles of Amendment (Incorporated by reference to Exhibit 4.1 of the Company's Form S-3 Registration Statement dated January 12, 2001, SEC File No. 333-53668)

     3.2 By-Laws of the Company (Incorporated by reference to Exhibit 4.1 of the Company's Form S-3 Registration Statement dated January 12, 2001, SEC File No. 333-53668)

     5    Opinion of Krieg DeVault Alexander & Capehart, LLP re: legality

     8    Opinion of Krieg DeVault Alexander & Capehart, LLP re: tax matters

     23.1 Consent of Krieg DeVault Alexander & Capehart, LLP (included in
          Exhibit 5 and 8)

     23.2 Consent of BKD LLP

     24   Powers of Attorney (included in Signature Page)

     99.1(a) Shareholder Rights Agreement

     99.1(b) Instructions for Use of Shareholders Rights Agreement

     99.2 Letter to Record Holders

     99.3 Letter to Nominee Holders

     99.4 Letter to Clients of Nominee Holders

     99.5 Beneficial Owner Election Form

     99.6 Nominee Holder Certification

     99.7 Substitute Form W-9

Item 17.  Undertakings.
--------  ------------

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURE PAGE

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on August 24, 2001.

                                    FIDELITY FEDERAL BANCORP


                                    By: /S/ DONALD R. NEEL
                                        --------------------------
                                        Donald R. Neel, Executive Vice President
                                        and Chief Financial Officer

                                POWER OF ATTORNEY

      Each person signing below hereby makes, constitutes and appoints Bruce A. Cordingley and Donald R. Neel, and each of them, his true and lawful attorneys-in-fact to execute and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 as such attorney in-fact may deem appropriate.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of August 24, 2001.

By    /S/ BRUCE A. CORDINGLEY
      --------------------------------------
      Bruce A. Cordingley Director,
      Chair of the Executive Committee
      and Acting Principal Executive Officer

By    /S/ DONALD R. NEEL
      --------------------------------------
      Donald R. Neel Director,
      Executive Vice President, Treasurer and Chief
      Financial Officer (Principal Accounting
      Officer)

By    /S/ WILLIAM R. BAUGH *
      --------------------------------------
      William R. Baugh Director

By    /S/ GERALD K. PEDIGO *
      --------------------------------------
      Gerald K. Pedigo Director

By    /S/ PAUL E. BECKER*
      --------------------------------------
      Paul E. Becker, Director

By    /S/ BARRY A. SCHNAKENBURG*
      --------------------------------------
      Barry A. Schnakenburg Director

By    /S/ PHILLIP J. STOFFREGEN*
      --------------------------------------
      Phillip J. Stoffregen Director

By    /S/ JACK CUNNINGHAM*
      --------------------------------------
      Jack Cunningham Director and
      Chairman of the Board


*By:  /S/ DONALD R. NEEL
      --------------------------------------
      Attorney-in-fact

                                  EXHIBIT INDEX


                                                                         Report or Registration
Exhibit Number               Document Description                               Statement
--------------               --------------------                        -----------------------
    *3.1                Articles of Incorporation, and                 Annual Report on Form 10-K for the
                        Articles of Amendment of the                   fiscal year ended June 30, 1995;
                        Articles of Incorporation                      Registration Statement on Form S-3,
                                                                       dated January 12, 2001, SEC File
                                                                       No. 333-53668

    *3.2                By-Laws of the Registrant                      Registration Statement on Form S-3,
                                                                       dated January 12, 2001, SEC File
                                                                       No. 333-53668

    **5                 Opinion of Krieg DeVault
                        Alexander & Capehart, LLP re
                        legality of shares

    **8                 Opinion of Krieg DeVault
                        Alexander & Capehart, LLP re tax
                        matters

    **23.1              Consent of Krieg DeVault
                        Alexander & Capehart, LLP
                        (contained in Exhibits 5 and 8)

    **23.2              Consent of BKD LLP

    **24.1              Power of Attorney (included on the
                        signature page of the registration
                        statement)

    **99.1(a)           Shareholder Rights Agreement

    **99.1(b)           Instructions for Use of Shareholders
                        Rights Agreement

    **99.2              Letter to Record Shareholders

    **99.3              Letter to Nominee Holders

    **99.4              Letter to Clients of Nominee
                        Holders

    **99.5              Beneficial Owner Election Form

    **99.6              Nominee Holder Certification

    **99.7              Substitute Form W-9

*     Incorporated herein by reference as indicated.
**    Filed herewith.